UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 15, 2005 (November 9, 2005)

PAIN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29959	91-1911336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

416 Browning Way

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

(650) 624-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 9, 2005, Pain Therapeutics, Inc. (the “Company”) and King Pharmaceuticals, Inc. (“King”) entered into a Collaboration Agreement to develop and commercialize the Company’s drug candidate Remoxy and other abuse-resistant opioid painkillers. Remoxy, which is being developed as an abuse-resistant version of long-acting oxycodone, is an investigational drug in late-stage clinical development for the treatment of severe to chronic pain.

Pursuant to the Collaboration Agreement, the Company and King will form a joint operating committee to oversee drug development and commercialization strategies for the alliance. The Company will retain sole control of all drug development activities in the United States through Phase II clinical trials. The Company and King will jointly manage Phase III clinical trials and New Drug Application submissions in the United States. King will have this responsibility outside the United States. Upon regulatory approval, King will assume sole control and responsibility for commercialization of Remoxy and other abuse-resistant opioid drugs that are developed from the collaboration. King has exclusive rights to commercialize Remoxy and the other abuse-resistant opioid drugs that are developed pursuant to the collaboration worldwide, other than in Australia and New Zealand. The Company retains development and commercial rights in Australia and New Zealand.

Under the terms of the Collaboration Agreement, King will make an upfront cash payment of $150 million to the Company. The Company may also receive additional cash milestone payments based on the successful clinical and regulatory development of Remoxy and other abuse-resistant opioid products. These milestone amounts include a $15 million cash payment upon acceptance of a regulatory filing for Remoxy, and an additional $15 million cash payment upon U.S. Food and Drug Administration approval of Remoxy. King will pay all research and development expenses relating to the collaboration up to a maximum of $100 million and subject to certain other limitations. In addition, under the terms of a related License Agreement to be entered into subject to regulatory approval, King will record net sales of all products subject to the collaboration and pay the Company a 20% royalty on all such net sales, except for the first $1 billion in cumulative net sales on which King will pay the Company a royalty equal to 15% of such net sales. King is also responsible for the payment of third-party royalty obligations of the Company related to this strategic alliance.

The collaboration between King and the Company pursuant to the Collaboration Agreement and License Agreement is subject to customary regulatory approvals, including antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAIN THERAPEUTICS, INC.

/s/ Peter S. Roddy
Peter S. Roddy
Vice President and Chief Financial Officer

Dated: November 15, 2005

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